Exhibit 99.03
Cadence Chief Financial Officer Geoff Ribar to Retire in March 2017
SAN JOSE, Calif. — April 25, 2016 — Cadence Design Systems, Inc. (NASDAQ: CDNS) today announced that, Geoff Ribar, senior vice president and chief financial officer, who joined the company in 2010, has decided to retire from Cadence effective March 31, 2017.
Cadence has initiated a comprehensive search to identify the company’s next chief financial officer. Mr. Ribar is working with Cadence president and chief executive officer Lip-Bu Tan in the search process. Once the new chief financial officer is appointed, Mr. Ribar will work collaboratively on the transfer of responsibilities and remain actively involved with Cadence through his retirement date. After retiring next year, Mr. Ribar looks forward to remaining active in the technology and semiconductor industries through board memberships and other professional activities.

Lip-Bu Tan, president and CEO, said, “Geoff has been a tremendous partner to me and the company over the past five and a half years. As an integral member of the leadership team, he has driven us forward and made long-lasting contributions to the company. During Geoff’s tenure, we have consistently met or exceeded our financial objectives, improved both our operating margin and cash flow, strengthened the balance sheet, and optimized our return of capital. Geoff has done an outstanding job of executing on the strategy and management philosophy that the Board and I have put in place, and has built a strong finance team. Geoff’s departure is bittersweet for all of us, and I congratulate him on a successful career as a CFO and wish him well in the next chapter of his professional life.”
“It has been an honor to serve as CFO of Cadence and I’m extremely grateful for the support of my colleagues and the talented extended team,” said Mr. Ribar. “I also want to thank Lip-Bu for his leadership and trust. I am fully committed to ensuring a smooth transition and maintaining our excellent momentum throughout this transition process.”
About Cadence
Cadence enables global electronic design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence® software, hardware, IP, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. The company is headquartered in San Jose, California, with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about the company and its products and services is available at www.cadence.com.
Cadence and the Cadence logo are registered trademarks of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.
The statements contained above include forward-looking statements based on current expectations or beliefs and preliminary assumptions about future events that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside Cadence’s control. For a detailed discussion of these and other cautionary statements related to Cadence’s business, please refer to Cadence’s filings with the U.S. Securities and Exchange Commission, which include Cadence’s most recent reports on Form 10-K and Form 10-Q, including Cadence’s future filings.

For more information, please contact:
Investor relations
Alan Lindstrom
Cadence Design Systems, Inc.
408-944-7100
investor_relations@cadence.com
Media relations
Craig Cochran
Cadence Design Systems, Inc.
408-944-7039
newsroom@cadence.com